WELLS
FARGO
Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
RE: Annual Statement of Compliance for COMM2014-UBS5 Mortgage Trust
Commercial Mortgage Pass-Through Certificates
CMBS Department
MAC N9401-011
1055 10th Avenue SE
Minneapolis, MN 55414
Per the Pooling and Servicing Agreement dated as of September 1, 2014 (the
"Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian ("Wells Fargo"), hereby certifies as follows as of and for the year ending
December 31, 2015 (the "Reporting Period"):
(a)
A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and
(b)
To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
February 29, 2016
/s/ GAIL VANNEST
/s/ JUDY FABER
GAIL VANNEST
JUDY FABER
Vice President
Vice President
Wells Fargo Bank, N.A.